Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements listed below of Gehl Company of our report dated March 4, 2005, except Notes 12 and 18 as to which the date is August 26, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

    1.        Registration Statement on Form S-8 (Registration No. 333-02195)

    2.       Registration Statement on Form S-8 (Registration No. 333-04017)

    3.        Registration Statement on Form S-8 (Registration No. 333-36102)

    4.        Registration Statement on Form S-3 (Registration No. 333-126349)

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
August 30, 2005